ACCOUNTANTS ✦ ADVISORS

www.rrbb.com

ROSENBERG RICH BAKER BERMAN & COMPANY

265 Davidson Avenue, Suite 210 • Somerset, NJ 08873-4120 • PHONE 908-231-1000 • FAX 908-231-6894
111 Dunnell Road, Suite 100 • Maplewood, NJ 07040 • PHONE 973-763-6363 • FAX 973-763-4430

Exhibit 16.1

January 15, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of LiquidValue Development Inc., dated January 12, 2021, and are in agreement with the statements as they relate to our Firm contained therein. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

Rosenberg Rich Baker Berman, P.A.

ROSENBERG RICH BAKER BERMAN, P.A.

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS • CENTER FOR AUDIT QUALITY • PRIVATE COMPANIES PRACTICE SECTION • PRIME GLOBAL • REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD